Exhibit 5.1
[Perkins Coie LLP letterhead]
December 6, 2007
Penford Corporation
7094 S. Revere Parkway
Centennial, CO 80112

Re:	Penford Corporation Registration Statement on Form S-3
To the Board of Directors:
     We have acted as counsel to Penford Corporation, a Washington corporation (the “Company”), in connection with the issuance of up to 2,300,000 common shares of Common Stock of the Company, par value $1.00 per share (including an option granted to the underwriters to purchase up to 300,000 common shares to cover over-allotments) (collectively, the “Shares”), pursuant to an Underwriting Agreement, dated as of December 6, 2007 (the “Underwriting Agreement”) among the Company and the several underwriters named in Schedule A to the Underwriting Agreement. Rights to purchase the Company's common stock (the “Rights”) under the Amended and Restated Rights Agreement, dated April 30, 1997, between the Company and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as rights agent, are associated with the Shares. The Shares will be issued in an underwritten public offering pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-144996), as filed with the Securities and Exchange Commission on July 31, 2007, as amended (at the time it became effective, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the related prospectus dated September 28, 2007 and prospectus supplement dated November 26, 2007 (collectively, the “Prospectus”).
     We have examined the Registration Statement, the Prospectus and documents and records of the Company and other documents, matters of fact and questions of law that we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.
     Based upon the foregoing, we are of the opinion that the Shares and the associated Rights have been duly authorized and, when issued in accordance with the terms of the Underwriting Agreement and the Registration Statement, the Shares and the associated Rights will be validly issued, and the Shares will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of even date herewith, incorporated by reference into the Registration Statement, and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related rules.
Very truly yours,
/s/ PERKINS COIE LLP